UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K/A
(Amendment #1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2022
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ROOT, INC.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-39658	84-2717903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 E. Rich Street, Suite 500 Columbus, Ohio		43215
(Address of Principal Executive Offices)		(Zip Code)
(866) 980-9431
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
__________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	ROOT	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note
Root, Inc. (the “Company”) is filing an amendment to its Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (SEC) on January 20, 2022, to amend Item 2.05 to provide an updated estimate of the range of total charges expected to be incurred in connection with the Company's previously announced organizational realignment (the “Realignment”). This Amendment No. 1 to the Original Form 8-K is being filed by the Company solely to amend and supplement the Company’s disclosure under Item 2.05 of the Original Form 8-K. The remainder of the Original Form 8-K is unchanged.

Item 2.05    Costs Associated with Exit or Disposal Activities.
In the first quarter of 2022, the Company has recognized charges of $6.8 million for severance, benefits and related costs as a result of the Realignment, of which $4.3 million of these charges are expected to result in cash expenditures. Additionally, the Company expects to incur real estate exit costs comprising accelerated amortization of certain right of use assets and related leasehold improvements and furniture and fixtures of approximately $2.4 million. The Company is continuing to review the potential impact of the Realignment, including additional facility lease exits and employee-related costs, and is unable to estimate any additional restructuring costs or charges at this time. If the Company subsequently determines that it will incur additional material restructuring costs or charges, it will amend this Current Report on Form 8-K with respect to such determination.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROOT, INC.

Dated: February 25, 2022
	By:	/s/ Daniel Rosenthal
Daniel Rosenthal
Chief Revenue and Operating Officer and Chief Financial Officer